THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

October 29, 2007

Wegener Investment Trust

5575 Vincent Gate Terrace, #1248

Alexandria, VA 22312

Re:  Wegener Investment Trust, File Nos. 333-21860 and 811-132055

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Wegener Investment Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/  Thompson Hine LLP

THOMPSON HINE LLP